Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-20611, No. 33-30455, No. 33-58104, No. 33-58106, No. 33-56329, No. 333-44631, No. 333-95743, No. 333-121275, and No. 333-131404) and the Registration Statements on Form S-3 (No. 33-33104, No. 33-42265 and No. 33-41586) of our report, dated June 27, 2008, relating to our audit of the financial statements of the Baldwin Technology Profit Sharing and Savings Plan, which appears in this Annual Report on Form 11-K of the Baldwin Technology Profit Sharing and Savings Plan for the year ended December 31, 2007.
/s/ McGladrey & Pullen, LLP
Stamford, Connecticut
June 27, 2008

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